Exhibit 10.4

WARRANT HOLDER SUPPORT AGREEMENT

This WARRANT HOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of September 18, 2020, is made and entered into by and between [●], a [●] (together with its successors, the “Holder”), and Legacy Acquisition Corp., a Delaware corporation (“Legacy”). Holder and Legacy shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Legacy, Onyx Enterprises Int’l Corp., a New Jersey corporation and an indirect wholly owned Subsidiary of Buyer and directly owned Subsidiary of Merger Sub 2 (“Merger Sub”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Buyer (“Merger Sub 2”), Onyx Enterprises Int’l, Corp., a New Jersey corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative, entered into that certain Business Combination Agreement, dated as of September 18, 2020 (the “Business Combination Agreement”) and any terms not defined herein shall have the meanings given to them in the Business Combination Agreement;

WHEREAS, as of the date hereof, the Holder is the record and beneficial owner (such record and beneficial ownership, to “Own”, “Ownership” of, be the “Owner” of or be “Owned” by) of [●] Warrants that were issued to investors in Buyer’s initial public offering (the “Buyer Public Warrants”);

WHEREAS, the Business Combination Agreement provides that Buyer will use its commercially reasonable best efforts to obtain the vote or consent of the holders of at least 65% of the outstanding Buyer Public Warrants (the “Approval”) to amend that certain Warrant Agreement between Buyer and Continental Stock Transfer & Trust Company, dated as of November 16, 2017 (as amended from time to time, the “Warrant Agreement”), to provide, among other things, that each outstanding Buyer Public Warrant and each of the 2,912,230 outstanding Buyer Private Placement Warrants not owned by the Buyer Sponsor shall no longer be exercisable to purchase one-half of a share of Buyer Common Stock for $5.75 per half-share (subject to adjustment as provided in the Warrant Agreement) and instead shall be converted solely into the right to receive (i) if, at the Closing, the aggregate gross cash in the Trust Account, plus the aggregate gross proceeds received by Buyer pursuant to a potential private offering, is at least equal to $60,000,000, $0.35 in cash and 0.065 of a share of Buyer Common Stock, (ii) if, at the Closing, the aggregate gross cash in the Trust Account, plus the aggregate gross proceeds received by Buyer pursuant to a potential private offering, is less than $60,000,000, but at least equal to $44,000,000, $0.25 in cash and 0.075 of a share of Buyer Common Stock, or (iii) if, at the Closing, the aggregate gross cash in the Trust Account, plus the aggregate gross proceeds received by Buyer pursuant to a potential private offering, is less than $44,000,000, $0.18 in cash and 0.082 of a share of Buyer Common Stock (the “Public Warrant Amendment” and, together with the Private Warrant Amendment as defined in the Business Combination Agreement, the “Warrant Amendments”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Representations and Warranties. The Holder represents and warrants to Buyer that the following statements are true and correct:

The Holder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holder. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder, enforceable against the Holder in accordance with its terms.

(a) The Holder is the Owner of [●] Public Warrants (the “Subject Warrants”) as of the date hereof, which constitutes all of the warrants in Buyer held by the Holder and its Affiliates as of the date hereof. The Holder has valid, good and marketable title to the Subject Warrants, free and clear of all Encumbrances (other than Encumbrances pursuant to this Agreement or any Ancillary Documents to which it is subject or bound and transfer restrictions under Applicable Law or under the certificate of incorporation or bylaws of Buyer). Except for this Agreement, the Holder is not party to any option, warrant, purchase right, or other contract or commitment that could require the Holder to sell, transfer, or otherwise dispose of the Subject Warrants. Except as set forth in this Agreement, the Holder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Subject Warrants and the Holder has sole voting power and sole dispositive power with respect to all Subject Warrants, with no restrictions on the Holder’s rights of voting or disposition pertaining thereto and no Person other than the Holder has any right to direct or approve the voting or disposition of any of the Subject Warrants.

(b) The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby do not: (i) conflict with or result in any breach of any provision of the governing documents of the Holder, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Holder is a party or by which its properties or assets may be bound, (iii) violate any Order or Applicable Law of any Governmental Authority applicable to the Holder or its Subsidiaries, or any of their respective properties or assets (including the Subject Warrants), as applicable, or (iv) result in the creation of any Encumbrance (other than Encumbrances pursuant to this Agreement or any Ancillary Documents to which it is subject or bound and transfer restrictions under Applicable Law or under the certificate of incorporation or bylaws of Buyer) upon its assets (including the Subject Warrants), except in the case of clauses (ii), (iii) and (iv) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Holder to consummate the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

2. Agreements of Holder.

(a) Voting. The Holder hereby irrevocably and unconditionally agrees that from the date hereof, unless and until this Agreement is terminated in accordance with its terms, the Holder shall affirmatively vote all Subject Warrants (or cause them to be voted) or, if applicable, execute written consents in respect thereof, (i) for the adoption of the Warrant Amendments, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that Holder knows would result in a breach of any representation, warranty, covenant, agreement or other obligation of Buyer set forth in the Business Combination Agreement, or of the Holder contained in this Agreement, and (iii) against any agreement (including, without limitation, any amendment of any agreement), amendment or other Buyer action that is intended or would reasonably be expected to prevent, impede, interfere with or delay obtaining the Approval, consummating the Warrant Amendments or any of the other transactions contemplated by the Business Combination Agreement. Any such vote shall be cast (or such written consent shall be given) by the Holder in accordance with such procedures relating thereto so as to ensure that such vote (or written consent) is duly counted, including for purposes of establishing and determining that a quorum is present and for purposes of duly recording the results of such vote (or written consent). The Holder shall retain at all times the right to vote all Subject Warrants in its sole discretion and without any other limitation on those matters other than those set forth in this Section 2(a) that are at any time, or from time to time, presented for consideration to and for a vote by the holders of Buyer Public Warrants generally.

(b) Exchange. Unless this Agreement shall have been terminated in accordance with its terms, the Holder shall (i) as promptly as legally permissible and in any event not later than the second (2nd) Business Day next following the effectiveness of the Warrant Amendments, validly exchange (or cause to be exchanged) all of the Subject Warrants in accordance with the terms of the Warrant Amendments, and (ii) not thereafter withdraw (or cause to be withdrawn) any Subject Warrants so exchanged[; provided, further, to the extent Buyer determines, in its sole discretion, that it is advisable to conduct a tender offer for the Buyer Public Warrants for the same consideration contemplated by the Warrant Amendments (the “Offer”) instead of obtaining the Approval, the Holder shall (x) as promptly as practicable and in any event not later than the second (2nd) Business Day following the commencement of such Offer, validly tender (or cause to be tendered) into the Offer all of the Subject Warrants, pursuant to and in accordance with the terms of the Offer, and (y) not thereafter withdraw (or cause to be withdrawn) any Subject Warrants so tendered pursuant to the Offer].1

(c) Publication. [To the extent such publication and disclosure is required,]2 The Holder hereby consents to Buyer publishing and disclosing in the Warrant Information Statement and related SEC documents the Holder’s identity and ownership of Subject Warrants and the nature of the Holder’s commitments, arrangements and understandings pursuant to this Agreement.

(d) [After Acquired Securities. Any and all Buyer Public Warrants and Buyer Private Placement Warrants as to which the Holder acquires Ownership after the date hereof and prior to termination of this Agreement shall constitute Subject Warrants, as applicable, for all purposes of this Agreement.]3

[1]	This language is omitted from the Longfellow Agreement and the Millais Agreement (each as defined in the Schedule of Omitted Documents).
[2]	This language is added to the Millais Agreement (as defined in the Schedule of Omitted Documents).
[3]	This provision is omitted from the Longfellow Agreement (as described in the Schedule of Omitted Documents).

3. Covenants.

(a) Subject to the terms and conditions of this Agreement, the Holder hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by Section 2 of this Agreement.

(b) From the date hereof until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, the Holder hereby unconditionally and irrevocably agrees that it shall not, without the prior written consent of Buyer, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any Subject Warrants Owned by it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Warrants or any securities convertible into, or exercisable, or exchangeable for, Subject Warrants Owned by it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) except as provided by this Agreement, deposit any Subject Warrants into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Subject Warrants, or (iv) publicly announce any intention to effect any transaction specified in clauses (i), (ii) or (iii).

(c) Until any termination of this Agreement in accordance with its terms, the Holder shall promptly notify Buyer of the number of Buyer Public Warrants and Buyer Private Placement Warrants, if any, as to which the Holder acquires Ownership after the date hereof.

4. Termination. This Agreement shall terminate, and have no further force and effect, if the Business Combination Agreement is terminated in accordance with its terms prior to the Closing.

5. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6 shall be void.

7. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the Parties hereto.

8. Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

10. Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to Buyer:

Address: 1308 Race Street Suite 200 Cincinnati, Ohio 45202

Attention: Darryl McCall

Telephone: +1 (505) 820-0412

Email: darrylmccall@legacyacquisition.com

with a copy to:

DLA Piper LLP (US)

Address: 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450

Attention: Gerry Williams

Telephone: 1 (404) 736-7891

Email: Gerry.Williams@us.dlapiper.com

If to the Holder:

Address: [●]

Attention: [●]

Telephone: [●]

Email: [●]

11. Entire Agreement. This Agreement, the Business Combination Agreement and any Ancillary Documents to which the Holder is subject or bound constitute the entire agreement among the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

LEGACY:

LEGACY ACQUISITION, CORP.

By:
Name:	Edwin J. Rigaud
Title:	Chairman and Chief Executive Officer

HOLDER:

[●]

By:
Name:
Title:

Schedule of Omitted Documents

1.	Warrant Holder Support Agreement, dated as of September 18, 2020, by and between Kepos Alpha Master L.P. and Legacy Acquisition Corp., a Delaware corporation (the “Kepos Agreement”).

2.	Warrant Holder Support Agreement, dated as of September 18, 2020, by and between Longfellow Investment Management Co., LLC and Legacy Acquisition Corp., a Delaware corporation (the “Longfellow Agreement”).

3.	Warrant Holder Support Agreement, dated as of September 18, 2020, by and between Alyeska Master Fund, L.P. and Legacy Acquisition Corp., a Delaware corporation (the “Alyeska Agreement”).

4.	Warrant Holder Support Agreement, dated as of September 18, 2020, by and between Millais Limited and Legacy Acquisition Corp., a Delaware corporation (the “Millais Agreement”).

5.	Warrant Holder Support Agreement, dated as of September 18, 2020, by and between Linden Advisors LP and Legacy Acquisition Corp., a Delaware corporation (the “Linden Agreement”).

6.	Warrant Holder Support Agreement, dated as of September 18, 2020, by and between Magnetar Structured Credit Fund, LP and Legacy Acquisition Corp., a Delaware corporation (the “Magnetar Structured Agreement”).

7.	Warrant Holder Support Agreement, dated as of September 18, 2020, by and between Magnetar Constellation Master Fund, Ltd and Legacy Acquisition Corp., a Delaware corporation (the “Magnetar Constellation Agreement”).